FOR IMMEDIATE RELEASE

LCC Contact:
Nancy Feeney
Director of Marketing Communications
and External Relations
Nancy_Feeney@lcc.com
+1.703.873.2077

LCC INTERNATIONAL PROVIDES 2007 OVERVIEW

MCLEAN, VIRGINIA, December 11, 2007 – LCC International, Inc. (NASDAQ: LCCI), a leader in advanced wireless services and solutions, today provided an update on its unaudited 2007 results year to date and its 2006 Form 10-K filing. The Company released preliminary unaudited and unreviewed results for the nine months ended September 30, 2007.

A summary of such results, for the nine months ended September 30, 2007,is as follows (all amounts are unaudited and unreviewed):

•	Revenues were $96.6 million

•	Gross margin from continuing operations was $15.6 million

•	Loss from continuing operations was $22.8 million

•	Net Loss was $23.9 million and Net Loss Per Common Share was $0.77 per share

These results, as well as 4Q 2007 performance will be discussed in more detail on the investor conference call scheduled today, Tuesday, December 11, 2007 at 8:30 a.m. ET.

“We felt it was important to discuss 2007 with our shareholders,” said Dean Douglas, LCC President and CEO. “We are now focused on closing out our fourth quarter and executing on our plan for profitable growth in 2008. The year 2007 has proven to be a very challenging one for LCC, but we head into 2008 having integrated our recent acquisitions and turned the corner on achieving organic growth in the business. Demand for LCC services is strong, and our backlog at the end of September 30, 2007 is a healthy $83.6 million.”

The Company also provided an update on its 2006 10-K filing and financial performance. The Company anticipates that its annual report on Form10-K, when filed, will include certain adjustments to the results reported by the Company on March 12, 2007 resulting in an approximate Net Loss of $8.0 million as compared to the previously reported Net Loss of $5.5 million, and an approximate Net Loss Per Common Share of $0.33 per share, as compared to the previously reported Net Loss Per Common Share of $0.22 per share. These adjustments primarily consist of:

•	An accrual of $1.8 million for additional costs primarily related to Value Added Taxes and changes in foreign exchange rates associated with the Company’s deployment activities in Algeria; which is offset by a reduction of income tax expense of $0.6 million;

•	A reduction of stock based compensation expense of $0.3 million

•	A reduction of depreciation expense of $0.2 million;

•	An additional accrual of audit fees related to 2006 of $1.2 million.

Additionally, the Company believes that it will have two material weaknesses in internal controls over financial reporting. The first is a material weakness in entity level policies and procedures for monitoring the effectiveness of its internal controls over financial reporting. The second is related to the fact that the Company’s policies and procedures with respect to certain of its Algeria operations were not designed in a manner to ensure that all costs (primarily related to value added taxes and fluctuations in foreign exchange rates) were included in accrued costs and lacked adequate supervisory review. The Company has put in place new processes and controls and will report on these in the 2007 financial reports.

Conference Call Information

LCC International, Inc. will hold a conference call and web cast to discuss the 2007 update and status of its 2006 filing on Tuesday, December 11, 2007 at 8:30 a.m. ET. To listen to the call live, U.S. and international callers may dial (800) 510-0219 or (617) 614-3451. To listen to a live broadcast and view the slide presentation for the conference call via the Internet, please visit the Investor Relations section of the Company’s web site, www.lcc.com.

A replay of the call will begin at approximately 11:00 a.m. ET on Tuesday, December 11, 2007 and will continue until Midnight ET on Tuesday, December 18, 2007. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and use the pass code 92029664.

Beginning Wednesday, December 19, 2007, LCC’s conference call will be available for review on the Company’s web site. To access the call, go to the Audio Archives page that can be found in the Investor Relations section of the LCC web site.

About LCC International, Inc.
LCC International is the recognized leader in providing wireless voice and data turn-key services to the telecommunications industry. The Company’s service offering includes network services, business consulting, tools-based solutions; and training through its world-renowned Wireless Institute. The Company has worked with all major access technologies (including UMTS, EV-DO, HSDPA and WiMAX) and has participated in the success of some of the most sophisticated wireless systems in the world. LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. The Company brings local knowledge and global capabilities to its customers, offering innovative solutions, insight into cutting-edge developments and delivering solutions that increase business efficiencies. News and additional information are available at www.lcc.com

Safe Harbor
Cautionary Note regarding forward-looking statements under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding LCC’s expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. These include statements regarding new market opportunities identified by LCC, LCC’s expected release of product and service offerings, contemplated strategic relationships, expectations of receiving awards of business from current or prospective clients and expectations regarding future profitability, estimates of future revenues and operating results. All forward-looking statements included in this release are based upon information available to LCC as of the date of this release, which may change, and LCC assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to, delays in the development, commercialization or market acceptance of new offerings and other factors that may affect our business are discussed in LCC’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

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